SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934 (Amendment No. __)

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [x]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[x]	Soliciting Material Under Rule 14a-12

Campus Crest Communities, Inc.

(Name of Registrant as Specified In Its Charter)

Clinton Group, Inc.

Clinton Relational Opportunity, LLC

Clinton Relational Opportunity Master Fund, L.P.

GEH Capital, Inc.

George E. Hall

Scott R. Arnold

Randall H. Brown

William A. Finelli

Raymond Mikulich

Campus Evolution Villages, LLC

Andrew Stark

Evan Denner

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[X]	No fee required.

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3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act
Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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4)	Proposed maximum aggregate value of transaction:

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[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the
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CLINTON GROUP AND CAMPUS EVOLUTION VILLAGES FILE DETAILED PRESENTATION
ON CAMPUS CREST COMMUNITIES

NEW YORK, March 13, 2015 /PRNewswire/ -- Clinton Group, Inc. (“Clinton Group” or “CGI”), a stockholder of Campus Crest Communities, Inc. ("Campus Crest", "CCG" or the "Company") (NYSE:CCG), and Campus Evolution Villages, LLC (“Campus Evolution Villages" or “CEV” and together with CGI, the “Clinton/Campus Evolution Group”), a leading private owner and operator of student housing assets, filed a presentation earlier today describing their perspectives on the Company.

“We wanted to detail our case for change and plans for the future for the benefit of all existing and potential shareholders in advance of the Company’s record date on March 20th. As I have stated previously, notwithstanding our plan, our nominees will not stand in the way of a bona fide change of control transaction at a market clearing price,” stated Joseph A. De Perio, Senior Portfolio Manager at Clinton Group. De Perio continued “The Company has been without a permanent CEO for five months and there is virtually no student housing expertise at the Board and executive level. It is imperative to get student housing management expertise into the C-suite immediately, as this will help stabilize the operations in the near term and make the Company more attractive for a potential sale.”

“As set forth in detail in the presentation, Campus Evolution Villages will bring much needed student housing leadership, sector specific operating expertise and culture that we believe are sorely needed at the Company to restore shareholder value,” noted Andrew Stark, Chief Executive Officer of Campus Evolution Villages.

“We have the ability to come in, work with and empower employees by providing them the tools and strategies that will allow the Company to achieve a greater level of success,” added Evan Denner, Chief Investment Officer at Campus Evolution Villages.

A link to the PDF version of presentation can be found here:

http://www.sec.gov/Archives/edgar/data/1490983/000090266415001732/0000902664-15-001732-index.htm

About Clinton Group, Inc.

Clinton Group, Inc. is a diversified asset management firm that is a Registered Investment Advisor. The firm has been investing in global markets since its inception in 1991 with expertise that spans a wide range of investment styles and asset classes.

About Campus Evolution Villages, LLC

Campus Evolution Villages is a singularly focused student housing management company; a thought leader and change agent setting a new standard in student living that goes beyond merely heads in beds. Its senior management team has more than 25 years of experience in serving the student demographic. Campus Evolution Villages’ specialized focus and customer-centric approach gives it a unique perspective on the particular needs and challenges of managing student housing. Campus Evolution Villages owns and/or manages approximately10,000 beds today at 20 universities from San Diego, California to Clemson, South Carolina.

CEV and its principals have a proven track-record in student housing, commercial and residential real estate finance and development, and in growing successful operating real estate platforms, which gives it a unique insight into the nuances of student housing. The principals of CEV are seasoned leaders with turn-around and growth experience at both the corporate and asset level and also with significant exposure to the capital markets, including public company and shareholder know-how. CEV has wide-ranging student housing management experience and strong relationships with owners, universities and other institutions. Top-down leadership and brand building, with culture immersion and training, has separated CEV from its peers; CEV understands that student housing is a management-intensive operating business requiring a cohesive team at all touch-points focused on the experiential nature of student housing.

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CLINTON RELATIONAL OPPORTUNITY MASTER FUND, L.P., CLINTON RELATIONAL OPPORTUNITY, LLC, GEH CAPITAL, INC., CLINTON GROUP, INC. AND GEORGE E. HALL (COLLECTIVELY, "CLINTON"), SCOTT R. ARNOLD, RANDALL H. BROWN, WILLIAM A. FINELLI AND RAYMOND MIKULICH (THE "NOMINEES") AND CAMPUS EVOLUTION VILLAGES, LLC, EVAN DENNER AND ANDREW STARK (TOGETHER WITH CLINTON AND THE NOMINEES, THE "PARTICIPANTS") INTEND TO FILE WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") A DEFINITIVE PROXY STATEMENT AND ACCOMPANYING FORM OF PROXY CARD TO BE USED IN CONNECTION WITH THE PARTICIPANTS' SOLICITATION OF PROXIES FROM THE STOCKHOLDERS OF CAMPUS CREST COMMUNITIES, INC. (THE "COMPANY") FOR USE AT THE COMPANY'S 2015 ANNUAL MEETING OF STOCKHOLDERS (THE "PROXY SOLICITATION"). ALL STOCKHOLDERS OF THE COMPANY ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE PROXY SOLICITATION, WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO THE PARTICIPANTS. WHEN COMPLETED, THE DEFINITIVE PROXY STATEMENT AND AN ACCOMPANYING PROXY CARD WILL BE FURNISHED TO SOME OR ALL OF THE COMPANY'S STOCKHOLDERS AND WILL BE, ALONG WITH OTHER RELEVANT DOCUMENTS, AVAILABLE AT NO CHARGE ON THE SEC'S WEBSITE AT HTTP://WWW.SEC.GOV/.

INFORMATION ABOUT THE PARTICIPANTS AND A DESCRIPTION OF THEIR DIRECT OR INDIRECT INTERESTS BY SECURITY HOLDINGS IS CONTAINED IN THE PRELIMINARY PROXY STATEMENT ON SCHEDULE 14A FILED BY CLINTON WITH THE SEC ON FEBRUARY 23, 2015. THIS DOCUMENT CAN BE OBTAINED FREE OF CHARGE FROM THE SOURCE INDICATED ABOVE.

CONTACT: Joseph A. De Perio, Clinton Group, Inc., +1-212-825-0400, evolvecampuscrest@clinton.com